EXHIBIT 99.1

Press Release

TUT SYSTEMS, INC. REPORTS THIRD QUARTER 2004 RESULTS

Lake Oswego, Oregon, October 26, 2004 — Tut Systems, Inc. (Nasdaq: TUTS), today announced its third quarter results for 2004. Revenue for the quarter ended September 30, 2004 was $6.7 million compared with revenue of $8.5 million for the quarter ended September 30, 2003. This represents a decrease in revenue of 22% when compared with the third quarter of 2003 and a 31% increase when compared with second quarter 2004 revenue of $5.1 million.  Revenue for the nine months ended September 30, 2004 was $18.0 million compared with revenue of $23.0 million for the nine months ended September 30, 2003.  This represents a year-over-year decrease in revenue of 22%.

Net loss for the three months ended September 30, 2004 was $(2.7) million or $(0.13) per basic and diluted share.  This compares with the net loss for the three months ended September 30, 2003 of $(0.7) million or $(0.04) per basic and diluted share.  Net loss for the nine months ended September 30, 2004 was $(10.8) million or $(0.53) per basic and diluted share compared with a net loss of $(5.0) million or $(0.25) per basic and diluted share for the nine months ended September 30, 2003.

Third Quarter Conference Call Information

Tut Systems will host a conference call to discuss third quarter results on October 27, 2004 beginning at 5:30 am Pacific time. For callers within the United States, please dial 877-356-8058, at least 5 minutes before start time or visit http://www.tutsystems.com.  International participants may dial 706-634-2465 or visit http://www.tutsystems.com.  Enter conference identification number 1727251.

For callers within the United States accessing the conference call replay, please dial 800-642-1687 or 706-645-9291, conference ID # 1727251.  The replay will be available two hours after the call ends for one week, and will be available at http://www.tutsystems.com.

Recent Announcements:

Significant announcements from Tut Systems since the second quarter earnings release include:

8/9/04	Tut Systems Teams Up With Renovo Software for Advanced Distance Learning, Video Trunking and Conferencing Solutions
8/16/04	Eight Illinois Telcos Tune in to Tut’s Digital TV Platform
9/1/04	World’s Largest Telco TV Operator Expands Channel Line-Up with Tut Systems
9/14/04	Tut Systems Expands Presence in Asia with Digital CSM
9/17/04	Tut Systems Showcases and Speaks on Solutions for Triple-Play Services at Broadband World Forum
9/17/04	Tut Systems CEO to Present at Merriman Curhan Ford & Co. Investor Summit 2004 on September 20
9/20/04	Tut Systems Introduces New Astria(TM) Service Controller for Triple-Play Deployment by Telcos
9/20/04	Tut Systems, Inc. Increases Revenue Guidance for the Second Half of 2004
10/6/04	Tut Systems Showcases Industry-Leading Guardian Auto Recovery Solution for IP TV
10/6/04	Telco TV Industry Leader to Present on IP TV Solutions at Telecom ‘04 and APPA Conferences
10/8/04	Tut Systems, Inc. Prices Follow-On Public Offering of Common Stock
10/11/04	Pioneer Telephone Selects Tut Systems’ Digital TV Solution for Triple-Play Service
10/14/04	Tut Systems, Inc. Underwriters Exercise Over-Allotment Option

About Tut Systems, Inc.

Tut Systems, Inc. (NASDAQ: TUTS) delivers content processing and distribution products for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies in the United States and internationally use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America, Europe and Asia.  For more information visit www.tutsys.com or call 971-217-0400.

- FINANCIAL TABLES FOLLOW -

Contact:

Randy Gausman

Chief Financial Officer

Tut Systems

(971) 217-0400

RandallG@TutSys.com

Jeff Schline

Manager, Corporate Communications

Tut Systems

(971) 217-0364

jschline@TutSys.com

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2004	2003	2004
Revenue:
Product	$8,283	$6,668	$22,384	$17,932
License and royalty	239	4	604	40
Total revenue	8,522	6,672	22,988	17,972

Cost of goods sold	3,751	4,102	11,025	12,678

Gross profit	4,771	2,570	11,963	5,294

Operating expenses:
Sales and marketing	1,848	2,001	5,702	5,838
Research and development	1,887	1,844	6,221	5,526
General and administrative	1,018	1,044	3,325	3,260
Restructuring costs	292	—	292	—
Impairment of intangible assets	—	—	128	202
Amortization of intangible assets	442	376	1,360	1,148
Total operating expenses	5,487	5,265	17,028	15,974

Loss from operations	(716)	(2,695)	(5,065)	(10,680)
Interest and other (expense) income, net	(26)	(48)	67	(148)
Net loss	$(742)	$(2,743)	$(4,998)	$(10,828)

Net loss per share, basic and diluted	$(0.04)	$(0.13)	$(0.25)	$(0.53)

Shares used in computing net loss, basic and diluted	20,040	20,453	19,912	20,361

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	September 30, 2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,370	$9,253
Accounts receivable, net	7,062	5,122
Inventories, net	4,181	4,447
Prepaid expenses and other	1,026	1,611
Insurance receivable	10,725	—
Total current assets	37,364	20,433
Property and equipment, net	1,722	1,893
Intangibles and other assets	3,685	2,293
Total assets	$42,771	$24,619

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$—	$2,562
Accounts payable and accrued liabilities	4,571	5,054
Deferred revenue	253	161
Legal settlement liability	10,725	—
Total current liabilities	15,549	7,777
Other liabilities	3,567	3,747
Total liabilities	19,116	11,524

Stockholders’ equity	23,655	13,095
Total liabilities and stockholders’ equity	$42,771	$24,619